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                                                                  EXHIBIT 99.2

                       Press Release dated August 29, 1997

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                                                                   EXHIBIT 99.2

CONTACT:
M. Nixon Ellis, Ph.D.                       Douglas MacDougall
President and Chief Operating Officer       Feinstein Kean Partners
Triangle Pharmaceuticals, Inc.              (617) 577-8110
(919) 493-5980


FOR IMMEDIATE RELEASE:
----------------------


                    TRIANGLE PHARMACEUTICALS COMPLETES ACQUISITION
                                    OF AVID CORP.

DURHAM, NC, AUGUST 29, 1997 -- Triangle Pharmaceuticals, Inc. (Nasdaq: VIRS) today announced that it has completed the acquisition of Avid Corporation, a privately held pharmaceutical company focused on the development of drug candidates to combat viral diseases.

Triangle paid $1,250,000 cash and 400,000 shares of triangle Common Stock and agreed to pay certain development expenses previously incurred by Avid. Triangle has also agreed to issue up to an additional 2,100,000 shares of Triangle Common Stock to be paid to Avid shareholders contingent upon the attainment of certain development milestones.

Avid's principal assets consist of worldwide license rights to a protease inhibitor for the treatment of HIV infection (DMP-450), early, preclinical stage compounds for the treatment of Hepatitis B virus (HBV) infection, proprietary assays to screen drug candidates for the treatment of HBV and assay technology for the potential use in screening drug candidates for the treatment of Hepatitis C virus (HCV) infection.

"This acquisition provides us access to DMP-450, a novel protease inhibitor, which complements our portfolio of anti-HIV drug candidates," stated David W. Barry, M.D., Chairman and Chief Executive Officer of Triangle
Pharmaceuticals, Inc. "Avid's HBV and HCV technology will also give added depth to our programs to treat these serious and widespread diseases."

Dr. Barry continued, "Triangle now has five anti-HIV compounds in various stages of development. Three of these compounds (MKC-442, DMP-450 and CS-92) are in clinical trials and we plan to commence clinical trials for the other two (FTC and DAPD) in the next two to six months."

                                        -more-

The Company expects that the acquisition will result in an increase in its development expenses and operating losses.

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Triangle Pharmaceuticals, Inc., based in Durham, North Carolina, is engaged in the development of new drug candidates primarily in the antiviral area, with a particular focus on therapies for the human immunodeficiency virus, including the acquired immunodeficiency syndrome, and Hepatitis B virus. Prior to their employment with the Company, members of the Company's management team played instrumental roles in the identification, clinical development and commercialization of several leading antiviral therapies.

Statements in this press release may constitute forward-looking statements and are subject to numerous risks and uncertainties, including the ability to successfully develop and commercialize compounds acquired from Avid, the ability to obtain and maintain proprietary rights relating to the Company's and Avid's technologies, the ability to start clinical trials when planned, the failure to successfully complete pivotal clinical trials, the Company's future capital needs, the Company's ability to obtain additional funding and required regulatory approvals, the development of competitive products by others, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The actual results may differ materially from those projected in this press release. The Company disclaims any obligation to update statements in this press release.

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